Exhibit 10.21

NON-QUALIFIED STOCK OPTION AGREEMENT

THIS AGREEMENT is made this day of June 7, 2018, by and between
Travelzoo ("Company"), and Ciprian Morar, a consultant performing services for the Company, whose place of residence is 60 Water St., Brooklyn, NY 11201 ("Optionee").

WHEREAS, Optionee will be providing services for the Company pursuant to a consulting agreement dated June 7, 2018 (“Consulting Agreement”); and

WHEREAS, in consideration for the services performed by Optionee for the Company, as provided in the Independent Consulting Agreement, the Company desires to grant to Optionee the option to purchase certain shares of its stock, in accordance with the terms of this Agreement, with such option intended to be a nonstatutory stock option that is not an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements hereinafter set forth, it is covenanted and agreed as follows:

1.    Grant and Terms of Option. Pursuant to action of the Compensation Committee of its Board of Directors, the Company grants, effective June 7, 2018 (“Date of Grant”), to Optionee the option to purchase all or any part of One Hundred Thousand (100,000) shares of the common stock of the Company ("Common Stock") for a period of three (3) years from the Date of Grant, at the purchase price of $17.75 per share, which is the fair market value of the Common Stock determined as the official NASDAQ closing share price on the Date of Grant, provided, however, that the right to exercise such option shall be, and is hereby, restricted as follows:

(a)    No shares may be purchased prior to June 8, 2018. Subject to (i) the terms of this Agreement, and (ii) that Optionee continues to perform services for the Company as a consultant prior to the applicable vesting date, the 100,000 stock options shall vest in three installments provided that the following conditions are triggered:

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Vesting Date	Total Number of Purchasable Shares
June 8, 2018	20,000 shares

Completion of Phase One Deliverables as set forth in the Consulting Agreement (“Performance Goal I”), to be determined in the sole discretion of Travelzoo on a date not later than July 31, 2018 (the “Performance Measurement Date I”).

30,000 shares, subject to Consultant meeting Performance Goal I by Performance Measurement Date I.

At the end of the first calendar month during which Consultant completes Phase Two Deliverables as set forth in the Consulting Agreement (“Performance Goal II”), to be determined by the records of and in the sole discretion of Travelzoo on a date not later than June 30, 2019 (the “Performance Measurement Date II”).

50,000 shares, subject to Performance Goal II being met by Performance Measurement Date II.

Provided that the option is not terminated and Optionee satisfied the Performance Goals I and II, Optionee will have become entitled to purchase the entire number of shares (100,000 shares) to which this option relates. The stock options granted hereunder may be exercised only to the extent they have become vested by the respective Performance Measurement Dates, and any stock option shares that fail to meet the Performance Goals vesting triggers by the Performance Measurement Dates shall be forfeited.

(b)    In no event may this option or any part thereof be exercised after the expiration of three (3) years from the Date of Grant, which shall be the term of the option.

(c)    The purchase price of the shares subject to the option may be paid for (i) in cash, (ii) in the discretion of the Company’s Board of Directors or its Compensation Committee, by tender of shares of Common Stock already owned by Optionee, or (iii) in the discretion of the Company’s Board of Directors or its

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Compensation Committee, by such other method as the Company’s Board of Directors or its Compensation Committee may determine.

(d)    The option may not be exercised for a fraction of a share.

(e)    The option shall terminate upon the date the Optionee ceases to provide services to the Company as a consultant as set forth in Section 4.

(f)    The option may not be exercised if shareholder approval is not received.

2.    Anti-Dilution Provisions. In the event that, during the term of this Agreement, there is any change in the number of shares of outstanding Common Stock of the Company by reason of stock dividends, recapitalizations, mergers, consolidations, split-ups, combinations or exchanges of shares and the like, not including any issuances of shares for consideration or capital increases by the Company, the number of shares covered by this option agreement and the price thereof shall be adjusted, to the same proportionate number of shares and price as in this original agreement.

3.    Non-Transferability. Neither the option hereby granted nor any rights thereunder or under this Agreement may be assigned, pledged, sold, transferred or in any manner encumbered except (i) upon the prior written consent of the Company or (ii) by will or the laws of descent and distribution pursuant to Section 4(b). Any attempted assignment, transfer, mortgage, pledge or encumbrance except as herein authorized, shall be void and of no effect. This option shall be exercisable during the lifetime of the Optionee only by the Optionee except as set forth in Section 4(b).

4.    Termination of Option.
(a) Termination of Independent Consulting Agreement. In the event of termination of the Independent Consulting Agreement, Optionee may exercise stock options only to the extent fully vested and exercisable on the date of termination. Such exercise must occur within ninety (90) days after the date of such termination (but in no event after three (3) years from the Date of Grant). If Optionee does not exercise any already vested option within ninety (90) days following such termination of the Independent Consulting Agreement, any unexercised vested option shall be null and void. To the extent that the Optionee was not entitled to exercise the option at the date of such termination or does not exercise such option within the time specified herein, the option shall terminate. The option granted hereunder shall not confer upon Optionee any right to continue or require the continuance of Optionee’s consulting relationship with the Company, nor shall it interfere in any way with the Company’s right to terminate such relationship at any time, for any reason, with or without cause, in accordance with the Independent Consulting Agreement.
(b)      Death of Optionee. Notwithstanding the provision of Section 4(a) above, in the event of the death of Optionee: (i) who is at the time of death a consultant to the Company, the option may be exercised, at any time within ninety (90) days following the date of death (but in no event after three (3) years from the Date of Grant), by a person who acquired the

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legal right to exercise the option by bequest or inheritance, but only to the extent of the right to exercise that had accrued as of the date of death; or (ii) whose option has not yet expired, but whose Continuous Status as a Consultant or Advisor terminated prior to the date of death, the option may be exercised, at any time within ninety (90) days following the date of death (but in no event after three (3) years from the Date of Grant), by a person who acquired the legal right to exercise the option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of termination.

5.    Method of Exercise/Shares Issued on Exercise of Option. The option may be exercised (in whole or in part) at any time during the period specified in this Agreement, by delivering to the Secretary of the Company not less than 30 days prior to the date of exercise (or such shorter period as the Company shall approve) (a) a written notice of exercise designating the number of shares to be purchased, signed by Optionee, and (b) payment of the full amount of the purchase price of the shares with respect to which the option is exercised. If the written notice of exercise is delivered by mail, or by any other means of delivery, the date of delivery and the date of exercise shall be the date the written notice is actually received by the Secretary. It is the intention of the Company that on any exercise of this option it will transfer to Optionee shares of its authorized but unissued stock or transfer Treasury shares or utilize any combination of Treasury shares and authorized but unissued shares, to satisfy its obligations to deliver shares on any exercise hereof. No rights of a shareholder shall exist with respect to the Common Stock under this option as a result of the mere grant of this option.

Notwithstanding anything to the contrary herein, the Board of Directors or the Compensation Committee shall determine the methods by which payments are made with respect to the options granted under this Agreement, the form of payment including, without limitation: (i) cash, (ii) shares of stock (including, in the case of payment of the exercise price of an award, shares of stock issuable pursuant to the exercise of the award) held for such period of time as may be required by the Board of Directors or the Compensation Committee in order to avoid adverse accounting consequences and having a fair market value on the date of delivery equal to the aggregate payments required, or (iii) other property acceptable to the Board of Directors or the Compensation Committee (including through the delivery of a notice that Optionee has placed a market sell order with a broker with respect to shares of stock then issuable upon exercise or vesting of an award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale). The Board of Directors or the Compensation Committee shall also determine the methods by which shares of stock shall be delivered or deemed to be delivered to Optionee.

6.    Board Administration. The Board of Directors, the Compensation Committee, any successor or any other committee authorized by the Board of Directors, subject to the express terms of this option, shall have plenary authority to interpret any provision of this option and to make any determinations necessary or advisable for the administration of this option and the exercise of the rights herein granted, and may waive or amend any provisions hereof in any manner not adversely affecting the rights granted to Optionee by the express terms hereof.

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7.    Option not an Incentive Stock Option. It is intended that this option shall not be treated as an incentive stock option under Section 422 of the Internal Revenue Code of
1986, as amended, or otherwise qualify for any special tax benefits to Optionee.

8.    No Contract of Employment. Nothing contained in this Agreement shall be considered or construed as creating a contract of employment. Nothing contained herein shall be interpreted as to impose on the Company any obligation to retain the Optionee as a consultant or advisor to the Company for any period of time.

9.    Restrictions on Exercise. This option may not be exercised if the issuance of Common Stock upon Optionee’s exercise or the method of payment of consideration for such Common Stock would constitute a violation of any applicable Federal or state securities law or other applicable law or regulation. As a condition to the exercise of this option, the Company may require Optionee to make any representations and warranty to the Company as may be required by any applicable law or regulation.

10.    Termination of Option. Notwithstanding anything to the contrary herein, this option shall not be exercisable after the expiration of the term of three (3) years from the Date of Grant, as set forth in Section 1(b) hereof.

11.    Taxes. Prior to the issuance of the shares upon exercise of an option, Optionee shall pay any federal, state and local withholding obligations of the Company, if applicable. Optionee is required to make arrangements for payment to the Company at the time of exercise of the amount the Company is required to withhold for taxes to the extent applicable. Optionee understands and agrees that he is fully responsible for paying applicable taxes and complying with federal, state and local laws.

12.    Severability. Any word, phrase, clause, sentence or other provision herein which violates or is prohibited by any applicable law, court decree or public policy shall be modified as necessary to avoid the violation or prohibition and so as to make this Agreement enforceable as fully as possible under applicable law, and if such cannot be so modified, the same shall be ineffective to the extent of such violation or prohibition without invalidating or affecting the remaining provisions herein.

13.    Non-Waiver of Rights. The Company’s failure to enforce at any time any of the provisions of this agreement or to require at any time performance by Optionee of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this agreement, or any part hereof, or the right of the Company thereafter to enforce each and every provision in accordance with the terms of this agreement.

14.    Notice. Unless specified otherwise, any requests or notices to be given hereunder shall be deemed given upon actual delivery thereof to the designated recipient, or three days after deposit thereof in the United States mail, registered, return receipt requested and postage prepaid, addressed, if to the Optionee, at 60 Water St., Brooklyn, NY 11201, and, if to Company, to the Corporate Secretary, at 800 W. El Camino Real, Suite 275, Mountain View, CA

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94040, or at such other addresses that the parties provide to each other in accordance with the foregoing notice requirements. Notwithstanding the foregoing, the Company may provide notice to Optionee via email as to whether the Performance Goals were achieved and thereby the stock options vested or the Performance Goals were not achieved and thereby the stock options were forfeited.

15.    Entire Agreement; Amendments. No modification, amendment or waiver of any of the provisions of this agreement shall be effective unless in writing specifically referring hereto and signed by the parties hereto. This agreement supersedes all prior agreements and understandings between Optionee and the Company with respect to the subject matter herein to the extent that any such agreements or understandings conflict with the terms of this agreement.

16. Assignment. This agreement shall be freely assignable by the Company to and shall inure to the benefit of, and be binding upon, the Company, its successors and assigns and/or any other entity which shall succeed to the business presently being conducted by the Company.

17.    Governing Law. To the extent that Federal laws do not otherwise control, all determinations made or actions taken pursuant hereto shall be governed by the laws of the state of New York, without regard to the conflict of laws rules thereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by the undersigned officer pursuant to due authorization, and Optionee has signed this Agreement to evidence his acceptance of the option herein granted and of the terms hereof, all as of the date hereof.

TRAVELZOO

Holger Bartel
Title: Global CEO

Ciprian Morar
Title: Consultant

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